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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ______________________________

                                   SCHEDULE TO
                                (Amendment No. 2)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         ______________________________

                               BRIO SOFTWARE, INC.
                       (Name of Subject Company (Issuer))

                         ______________________________

                               BRIO SOFTWARE, INC.
                        (Name of Filing Person (Offeror))

                         ______________________________

 Options Under Brio Software, Inc. 1998 Stock Option Plan and 2000 Non-Executive
    Stock Option Plan to Purchase Common Stock, Par Value $0.001 Per Share,
             Having an Option Grant Date on or after August 3, 2000
                     Held by Certain Employee Option Holders
                         (Title of Class of Securities)

                         ______________________________

                                   109704 10 6
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                         ______________________________

                                Craig D. Brennan
                      President and Chief Executive Officer
                               Brio Software, Inc.
                           4980 Great America Parkway
                          Santa Clara, California 95054
                                 (408) 496-7400
                     (Name, address and telephone number of
                    person authorized to receive notices and
                   communications on behalf of filing person)

                                    Copy to:
                                  Mark B. Weeks
                                Venture Law Group
                               2775 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 854-4488


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                            CALCULATION OF FILING FEE

         Transaction valuation*                  Amount of filing fee
         ----------------------                  --------------------
             $ 6,530,196.86                                 $1,306.04

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 6,989,943 shares of common stock of Brio Software, Inc. having an aggregate value of $6,530,196.86 as of November 2, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:         $1,306.04
     Form or Registration No.:       Schedule TO
     Filing party:                   Brio Software, Inc.
     Date filed:                     November 5, 2001

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [_]  third party tender offer subject to Rule 14d-1.

     [X]  issuer tender offer subject to Rule 13e-4.

     [_]  going-private transaction subject to Rule 13e-3.

     [_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

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This Amendment No. 2 amends the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 5, 2001 to add an additional Exhibit.

The information in the Offer to Exchange, dated November 5, 2001 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference in response to all required Items except as set forth below.

Item 7.   Source and Amount of Funds or Other Compensation

          (d)  Not applicable.

Item 8.   Interest in Securities of Subject Company

          (a)  Not applicable.

Item 9.   Person/Assets, Retained, Employed, Compensated or Used.

          (a)  Not applicable.

Item 10. Financial Statements.

          (a) The information set forth in the Offer to Exchange in Section 10 ("Information About Brio Software, Inc.") and Section 17 ("Additional Information"), and on pages 34 through 55 of the Company's Annual Report on Form 10-K for its fiscal year ended March 31, 2001, as amended, and pages 3 through 9 of the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001 is incorporated herein by reference.

          (b)   Not applicable.

Item 11.  Additional Information

          (b)   Not applicable.

Item 12.  Exhibits.

          (a)  (1)  *Offer to Exchange, dated November 5, 2001.

               (2) *E-Mail to Eligible Option Holders, dated November 5, 2001.

               (3) *Form of Election Form.

               (4) *Form of Notice to Change Election From Accept to Reject.

               (5) Brio Software, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2000, as amended, filed with the Securities and Exchange Commission on June 29, 2001 and incorporated herein by reference.

               (6) Brio Software, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

               (7) *E-Mail to Employees holding Eligible Options who are Australian Tax Residents, dated November 5, 2001.

               (8)  E-Mail to Eligible Option Holders, dated November 15, 2001.

          (b)  Not applicable.

          (d) (1) Brio Software, Inc. 1998 Stock Option Plan, Exhibit 10.1 to the Brio Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 4, 2001 and incorporated herein by reference.

               (2)  Brio Software, Inc. 2000 Non-Executive Stock Option Plan,
                    Exhibit 4.3 to the Brio Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 1, 2000 and incorporated herein by reference.

               (3) *Form of Option Agreement Pursuant to the Brio Software, Inc.
                    1998 Stock Option Plan.

               (4) *Form of Option Agreement Pursuant to the Brio Software,
                    Inc. 2000 Non-Executive Stock Option Plan.

               (5) *Form of New Option Agreement Pursuant to the Brio Software,
                    Inc. 1998 Stock Option Plan.

               (6) *Form of New Option Agreement Pursuant to the Brio Software,
                    Inc. 2000 Non-Executive Stock Option Plan.

          (g)  Not applicable.

          (h)  Not applicable.

          _____________
          * Previously filed.

Item 13.  Information Required by Schedule 13E-3.

          (a)  Not applicable.

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

                                        Brio Software, Inc.


                                        /s/ Craig D. Brennan
                                        --------------------
                                        Craig D. Brennan
                                        President and Chief Executive Officer

Date: November 15, 2001

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                                Index to Exhibits

Exhibit
Number                               Description
------                               -----------

(a)(1)*  -     Offer to Exchange, dated November 5, 2001.

(a)(2)*  -     E-Mail to Eligible Option Holders dated November 5, 2001

(a)(3)*  -     Form of Election Form.

(a)(4)*  -     Form of Notice to Change Election From Accept to Reject.

(a)(5)   -     Brio Software, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2001, filed with the Securities and Exchange
               Commission on June 29, 2001, as amended, and incorporated herein by reference.

(a)(6)   -     Brio Software, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

(a)(7)*  -     E-Mail to Employees holding Eligible Options who are Australian
               Tax Residents, dated November 5, 2001.

(a)(8)   -     E-Mail to Eligible Option Holders, dated November 15, 2001.

(d)(1)   -     Brio Software, Inc. 1998 Stock Option Plan, Exhibit 10.1 to the
               Brio Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 4, 2001 and incorporated herein by reference.

(d)(2)   -     Brio Software, Inc. 2000 Non-Executive Stock Option Plan, Exhibit
               4.3 to the Brio Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 1, 2000 and incorporated herein by reference.

(d)(3)*  -     Form of Option Agreement Pursuant to the Brio Software, Inc. 1998
               Stock Option Plan.

(d)(4)*  -     Form of Option Agreement Pursuant to the Brio Software, Inc. 2000
               Non-Executive Stock Option Plan.

(d)(5)*  -     Form of New Option Agreement Pursuant to the Brio Software, Inc.
               1998 Stock Option Plan

(d)(6)*  -     Form of New Option Agreement Pursuant to the Brio Software, Inc.
               2000 Non-Executive Stock Option Plan.


_____________
* Previously filed.


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